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                                                                    Exhibit 99.1

NEWS RELEASE

Press Contact: Bob McMullan
                    Chief Financial Officer
               GlobeSpan, Inc.
                    + 1-732-345-7558

GlobeSpan to Acquire iCompression, Inc.

Acquisition further enhances GlobeSpan's position to deliver Voice over Packet (VoP) Solutions

Red Bank, New Jersey - May 16, 2000 - GlobeSpan, Inc., (Nasdaq: GSPN), a leading provider of integrated circuit, software, and system designs for digital subscriber line (DSL) applications, today announced that it has signed a definitive agreement to acquire iCompression, Inc., a leading developer of advanced technology for voice, video and data applications for broadband infrastructure including Voice over Packet, based in Santa Clara, CA.

iCompression has developed a unique application-specific programmable processor architecture that is targeted at high-compute, high-aggregation, data set intensive algorithms. This expertise enables iCompression to break density and performance barriers, allowing the development of new products offering unprecedented functionality.

Using patented techniques and a system level design methodology iCompression's system-on-a chip solutions achieve much higher system performance than existing industry solutions by combining dedicated cores for hardware acceleration along with customizable programmable digital signal processors (DSPs). This allows iCompression to address multiple markets by re-targeting the technology for each new product.

iCompression is currently focused on the exploding Voice over Packet market for which it is developing best in class solutions including silicon, firmware, software drivers and reference designs that will dramatically reduce customers time to market while enabling unprecedented functionality and channel density.

iCompression's expert resources, DSP and algorithm capabilities will further enable GlobeSpan to achieve highly integrated solutions for voice, video and data applications for the DSL equipment vendors.

"iCompression's resources and capabilities will strengthen our ability to execute on our strategy to expand our product offering to DSL equipment manufacturers," said Armando Geday, GlobeSpan's President and CEO. "This strategic merger allows us to accelerate our development with fully integrated system-on-a-chip product for the VoDSL and VoIP markets."

"We are pleased to join GlobeSpan," said Neal Margulis, iCompression's CEO, "We will augment their capabilities with advanced technologies, resources and products that can further enhance their market leading offerings."

GlobeSpan will exchange approximately 4.0 million shares of its common stock and plans to retain all of iCompressions' 55 employees. The transaction is expected to close in the second quarter.

About GlobeSpan
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GlobeSpan, Inc. is a leading provider of integrated circuit, software, and system designs for digital subscriber line (DSL) applications which enable high-speed data transmission over existing copper wire telephone lines at rates over 100 times faster than today's 56 Kilobit modems. Both Cahners-Instat and Dataquest have ranked GlobeSpan number one in DSL chipset shipments.

GlobeSpan leverages seven years of field experience implementing DSL technology to deliver high performance, cost effective DSL chipset and software solutions to DSL equipment manufacturers worldwide. The company's core engineering team includes individuals who were early developers of DSL technology at AT&T Bell Labs, in addition to experts in VLSI design, communications algorithms, IP routing and switching, ATM protocols, and Voice over DSL system software. These core competencies enable GlobeSpan to deliver complete DSL system solutions. GlobeSpan offers a broad suite of standards based integrated DSL chipset solutions for ADSL, SDSL, SHDSL, HDSL, and HDSL2 applications utilizing DMT, 2B1Q, PAM, and CAP line codes. To date, the company has shipped millions of DSL chipsets to a customer base of more than 100 DSL equipment manufacturers globally, representing a considerable share of this emerging market.

GlobeSpan, Inc. is based at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached at: +1-732-345-7500 or at www.globespan.net.

This press release contains forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements concern, among other things, the future market for DSL chip sets. The matters discussed in this news release involve risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, particularly in the Risk Factors section relating to the rapid changes in the DSL market, competition and limited protection of the company's intellectual property set forth in the company's most recent Annual Report on Form 10-K. The company assumes no obligation to update the forward-looking information contained in this press release.